DREYFUS INSTITUTIONAL RESERVES FUNDS

Certificate of Amendment
Name Change and Conversion and Termination of
Class of Shares of Beneficial Interest

The undersigned, being a Vice President of Dreyfus Institutional Reserves Funds (the "Trust"), a Massachusetts business trust, DOES HEREBY CERTIFY that, pursuant to the authority conferred upon the Trustees of the Trust by Article IX, Section 8, of the Trust's Agreement and Declaration of Trust dated January 10, 2008 (the "Declaration of Trust"), and by the affirmative vote of a majority of the Trustees of the Trust at a meeting duly called, the Declaration of Trust is amended to provide that the name of the following series of the Trust (the "Fund"), previously duly authorized by the Board of Trustees of the Trust, is changed as follows:

Old Name of Fund	New Name of Fund

Dreyfus Institutional Treasury Obligations Cash Advantage Fund	Dreyfus Institutional Preferred Treasury Obligations Fund

In addition, the Trust's Board of Trustees converted and terminated the offering of an existing class of Shares (as that term is defined in the Declaration of Trust) of beneficial interest of the Fund as follows:

1.       All "Premier" shares of the Fund were converted to "Hamilton" shares of the Fund and terminated as a separate class of Shares of the Fund.

2.       The existing Shares of the Fund continue to be designated as "Institutional" shares and "Hamilton" shares of the Fund.

3.       Institutional shares and Hamilton shares of the Fund shall continue to be entitled to all of the rights and preferences accorded to Shares of the Trust under the Declaration of Trust.

4.       The purchase price of Institutional shares and Hamilton shares of the Fund, the method of determining the net asset value of such class of Shares and the relative dividend rights of holders of such class of Shares shall be established by the Trustees of the Trust in accordance with the provisions of the Declaration of Trust and shall be set forth in the Trust's Registration Statement on Form N-1A under the Securities Act of 1933 and the Investment Company Act of 1940 as in effect at the time of issuance of such Shares.

This Certificate of Amendment to the Declaration of Trust shall become effective on February 1, 2021.

IN WITNESS WHEREOF, the undersigned has executed this instrument this 29th day of January, 2021.

DREYFUS INSTITUTIONAL RESERVES FUNDS

By: /s/ Jeff Prusnofsky
Name: Jeff Prusnofsky
Title: Vice President and Assistant Secretary

STATE OF NEW YORK )

: ss.:

COUNTY OF NEW YORK )

On this 29th day of January, 2021, before me personally came Jeff Prusnofsky, to me personally known, who, being by me duly sworn, did say that he is a Vice President and Assistant Secretary of the above-referenced Trust and who duly acknowledged to me that he had executed the foregoing instrument as his free act and deed on behalf of the Trust.

/s/ Loretta Johnston

Notary Public